Western Alliance Bancorporation Chosen to Participate in U.S. Treasury Capital Purchase Program
Company Release — 11/13/2008 13:02
LAS VEGAS—(BUSINESS WIRE)—
Western Alliance Bancorporation (NYSE:WAL) announced today that it has received preliminary approval from the U.S. Department of the Treasury to purchase $140 million of the Company’s preferred stock and warrants.
“This investment is further recognition of the strength and stability of Western Alliance,” said
Robert Sarver, Chairman and Chief Executive Officer of Western Alliance. “During the third quarter of this year, we successfully raised common equity, reduced our non-performing assets to only 0.79%
of total assets, and improved our operating performance metrics. This additional capital will support our continued investment in our markets through prudent lending programs.”
Before this preferred stock issuance, the Total Capital ratio at Western Alliance was 11.4%, well above the 10% level to be considered “Well Capitalized” by federal banking standards. Including the new capital, on a pro forma basis as of September 30, 2008, this ratio is expected to rise to
14.4%, among the highest in the industry.
About Western Alliance Bancorporation
Western Alliance Bancorporation is the parent company of Bank of Nevada, First Independent Bank of
Nevada, Alliance Bank of Arizona, Torrey Pines Bank, Alta Alliance Bank, Miller/Russell &
Associates, Shine Investment Advisory Services, Premier Trust, and PartnersFirst. These dynamic organizations provide a broad array of banking, leasing, trust, investment, and mortgage services to clients in Nevada, Arizona and California, investment services in Colorado, and bank card services nationwide. Staffed with experienced financial professionals, these organizations deliver a broader product array and larger credit capacity than community banks, yet are empowered to be more responsive to customers’ needs than larger institutions. Additional investor information can be accessed on the Investor Relations page of the company’s website, westernalliancebancorp.com.
Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements contained herein reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include: factors listed in the Form 10-K as filed with the Securities and Exchange Commission;
changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; inflation, interest rate, market and monetary fluctuations;
increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loan portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for loan losses; legislative or regulatory changes or changes in accounting principles, policies or guidelines; management’s estimates and projections of interest rates and interest rate policy; the execution of our business plan; and
other factors affecting the financial services industry generally or the banking industry in particular.
We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this press release to reflect new information, future events or otherwise.
Source: Western Alliance Bancorporation
Contact: Western Alliance Bancorporation, Las Vegas Dale Gibbons, 702-248-4200